Exhibit 99.3

AMENDMENT No. 1 TO

CONFIDENTIAL DISCLOSURE-IN AGREEMENT

This Amendment No. 1 to Confidential Disclosure-In Agreement (“Amendment No. 1”), effective as of the date of last signature below (“Amendment No. 1 Effective Date”), confirms the mutual understanding between Merck Sharp & Dohme Corp., having a place of business at 33 Avenue Louis Pasteur, Boston, Massachusetts 02115 USA (“Merck”) and Pandion Therapeutics, Inc., having a place of business at c/o LabCentral 610, 610 Main Street, Cambridge, Massachusetts 02139 (“Discloser”).

WHEREAS, Merck and Discloser entered into a Confidential Disclosure-In Agreement, effective April 9, 2018 (the “Agreement”);

WHEREAS, although the Agreement expired by its terms on April 9, 2019, the Parties have acted as if the Agreement were still in effect and by this Amendment No. 1 desire to reflect their mutual understanding by extending the term effective as of the Amendment No. 1 Effective Date; and

WHEREAS, the Parties also wish to broaden the scope of the Subject Matter, as detailed here in this Amendment No. 1.

NOW, THEREFORE, the parties hereby agree as follows:

1.

The capitalized term “Subject Matter”, defined in the preamble of the Agreement as “bispecific tissue-tethered immunomodulators for the treatment of autoimmune/inflammatory diseases and/or transplant recipients” is hereby deleted and replaced in its entirety with “modular biologics for autoimmune regulation.”

2.	Effective as of the Amendment No. 1 Effective Date, Paragraph 6 of the Agreement is hereby deleted and is replaced in its entirety with the following:

Unless sooner terminated, for or without cause, by fifteen (15) days prior written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the third (3rd) anniversary of the Effective Date. Notwithstanding any expiration or termination of this Agreement, Merck’s obligations of confidentiality and non-use concerning Confidential Information of Discloser shall survive until the (7th) anniversary of the expiration or earlier termination of this Agreement

3.	All other terms and conditions of the Agreement not specifically modified by this Amendment No. 1 shall remain in full force and effect.

4.	Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

5.

On and after the Amendment No. 1 Effective Date, each reference in the Agreement to this “Agreement”, “hereunder”, “herein”, “hereof’ or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 1.

6.

This Amendment No. 1 may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Agreement to be executed by their duly authorized representatives.

Merck Sharp & Dohme Corp.		Pandion Therapeutics, Inc.

By:	/s/ Lizabeth Leveille	By:	/s/ Vikas Goyal
Name:	Lizabeth Leveille	Name:	Vikas Goyal
Title:	AVP, BD&L	Title:	SVP Business Development

Date:	12/16/19	Date:	December 11, 2019

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